Exhibit 99.1

MBIA Inc. Reports Fourth Quarter and Full Year 2014 Financial Results

PURCHASE, N.Y.--(BUSINESS WIRE)--March 2, 2015--MBIA Inc. (NYSE:MBI) (the Company) today reported combined operating income (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) of $185 million for the year ended December 31, 2014 compared with a combined operating loss of $15 million in 2013. The improvement in combined operating income for the year ended December 31, 2014 was primarily the result of decreases in insurance losses and loss adjustment expenses (LAE) and lower operating expenses partially offset by lower premiums earned, a decline in net investment income and reduced fees and reimbursements.

The Company’s combined operating income for the fourth quarter of 2014 was $22 million compared with a combined operating loss of $383 thousand for the same period of 2013. The increase in combined operating income for the three months ended December 31, 2014 compared with the same period of 2013 was driven primarily by a lower provision for income taxes.

Adjusted Book Value (ABV) per share (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) was $24.87 as of December 31, 2014 compared with $24.05 as of December 31, 2013. The increase in ABV per share was primarily driven by combined operating income and a decrease in common shares outstanding resulting from share repurchases. The Company repurchased 3.3 million of its common shares during 2014.

As the Company returns its emphasis to value creation following a period where value conservation was its primary goal, it is supplementing its GAAP results by reporting its operating income (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures). Previously, the Company had used adjusted pre-tax income, a non-GAAP measure, to supplement the analysis of its results. The Company’s current version of operating income differs from the version used prior to its adoption of adjusted pre-tax income. The Company has also revised its definition of ABV to remove the impact of its non-core international and structured finance insurance, advisory services and conduit segments. Operating income and ABV per share provide investors with alternative views of the Company’s operating results that management finds useful in measuring financial performance. Reconciliations of ABV per share to book value per share, and operating income to net income, calculated in accordance with GAAP, are attached.

Consolidated GAAP net income was $20 million, or $0.10 per diluted share, for the fourth quarter of 2014 compared with consolidated net income of $132 million, or $0.68 per diluted share, for the same period of 2013. The decrease in reported consolidated net income in the fourth quarter of 2014 was primarily due to lower unrealized gains on insured derivatives, partially offset by a lower provision for income taxes. The Company recorded consolidated net income of $569 million, or $2.76 per diluted common share for the year ended December 31, 2014, compared with consolidated net income of $250 million, or $1.29 per diluted common share, for the full year 2013. The increase in consolidated net income for the full year 2014 compared with the prior year was primarily attributable to higher net gains on insured derivatives and a reduction in operating expenses.

“This is the third quarter in a row in which we saw positive operating income, cash flow and ABV growth, and the first full year of positive earnings since before the financial crisis,” said MBIA Inc. President and Chief Financial Officer Chuck Chaplin. “Our expense reduction efforts are paying off.”

“National Public Finance is again competing for new municipal bond insurance business, although new business production to date has been lower than we expected, primarily due to the low interest rate environment and competitive pricing levels. Low yields also limit our investment income. However, National’s capital position continues to strengthen, leaving us well-positioned when rates begin to increase,” Mr. Chaplin continued. “The capital position of MBIA Insurance Corp. also improved.”

U.S. Public Finance Insurance Results

The Company’s U.S. public finance insurance business is conducted through its National Public Finance Guarantee Corporation (National) subsidiary. The U.S. public finance insurance segment recorded $56 million of operating income in the fourth quarter of 2014 compared with $60 million of operating income in the same period of 2013.

Total premiums earned in the U.S. public finance insurance segment were $82 million in the fourth quarter of 2014, down 5 percent from $86 million of total premiums earned in the same period of 2013, reflecting a 5 percent decline in scheduled premiums earned and a 4 percent decline in refunded premiums earned. The decline in scheduled premiums earned resulted from portfolio amortization and high refunding volume over the past several years.

In addition to $300 million in the third quarter of 2014, National wrote approximately $43 million par amount of primary new insurance during the fourth quarter of 2014, and $26 million in January and February of 2015. Low interest rates, narrow spreads and competitive pricing levels continue to limit new business opportunities.

Net investment income for the U.S. public finance insurance segment was $29 million in the fourth quarter of 2014, down from $33 million in the fourth quarter of 2013 primarily due to lower average investment yields.

The U.S. public finance insurance segment recorded a benefit of $5 million to losses and LAE in the fourth quarter of 2014 compared with a benefit of $113 thousand in the fourth quarter of 2013. Losses and LAE for the full year 2014 were a benefit of $10 million compared with $105 million in loss and LAE expenses for the full year 2013. The benefit in losses and LAE in both the fourth quarter and full year 2014 primarily related to decreases in reserves for certain insured general obligation bond exposures.

Operating expenses were $13 million in the fourth quarter of 2014, compared with $14 million in the same period of 2013. The decrease in operating expenses in the fourth quarter of 2014 was driven by lower legal and consulting expenses.

National had qualified statutory capital of $3.3 billion and claims-paying resources totaling $5.0 billion as of December 31, 2014. During the fourth quarter of 2014, National declared and paid a dividend of $220 million to the holding company, MBIA Inc.

Corporate

Effective in the fourth quarter of 2014, the Company’s previously reported asset/liability products segment and its corporate segment are managed and reported as one operating segment referred to as the corporate segment. The corporate segment consists of general corporate activities, including providing support services to MBIA’s other operating businesses and asset and debt management. Shared support services are provided by MBIA Services Corporation on a fee-for-service basis. Asset and debt management includes activities related to servicing obligations issued by MBIA Inc. and certain of its subsidiaries.

The corporate segment recorded an operating loss of $34 million in the fourth quarter of 2014 compared with an operating loss of $60 million in the same period of 2013. The reduction in the corporate segment's operating loss was primarily driven by an $8 million income tax benefit in the fourth quarter of 2014 compared with a $17 million income tax provision in the same period of 2013, as well as $7 million in lower operating and interest expenses.

As of December 31, 2014, MBIA Inc. held cash and liquid assets of $498 million consisting of cash and liquid assets, excluding $422 million of assets in its tax escrow account. During the fourth quarter of 2014, MBIA Inc. received a dividend of $220 million from National. In addition to the liquidity position as of year-end, in January of 2015, $228 million was released from the tax escrow account in accordance with the Company’s tax sharing agreement.

The Company’s consolidated net operating loss carryforward for income tax purposes as of December 31, 2014 was approximately $3.2 billion.

During the fourth quarter of 2014, the Company repurchased 1.2 million of its common shares at an average price of $9.44 per share. In the first quarter of 2015 through February 26, 2015, the Company repurchased an additional 6.3 million common shares at an average price of $8.70 per share. As of February 26, 2015, there was $133 million of remaining authorized capacity under the Company’s 2014 share repurchase program.

International and Structured Finance Insurance Results

The international and structured finance insurance business is primarily conducted through MBIA Corp. Unless otherwise indicated or the context otherwise requires, references to “MBIA Insurance Corporation” are to MBIA Insurance Corporation on a stand-alone basis and references to “MBIA Corp.” are to MBIA Insurance Corporation, together with its subsidiaries, MBIA UK Insurance Limited and MBIA Mexico S.A. de C.V.

The Company does not measure operating income of this segment. The International and Structured Finance Insurance segment’s contribution to consolidated GAAP net income was a net loss of $6 million in the fourth quarter of 2014, compared with net income of $104 million in the same period of 2013, driven by lower net gains on the fair value of insured derivatives, partially offset by a lower provision for income taxes. The statutory capital of MBIA Insurance Corporation as of year-end 2014 was $859 million and claims-paying resources totaled $2.7 billion. Statutory net losses and LAE incurred for the fourth quarter of 2014 totaled $50 million compared with net losses and LAE incurred of $183 million in the comparable period of the prior year.

As of December 31, 2014, MBIA Insurance Corporation’s (excluding its subsidiaries and branches) liquidity position totaled $443 million consisting of cash and invested assets. The Company believes MBIA Insurance Corporation’s current liquidity position, together with projected future cash inflows, will be adequate to make expected future claims payments.

Advisory Services and Conduits

The Company’s Advisory Services business was primarily conducted through its Cutwater Asset Management (Cutwater) subsidiary. In October of 2014, the Company entered into an agreement to sell Cutwater to a subsidiary of The Bank of New York Mellon Corporation. This transaction became effective as of January 1, 2015 and had a positive but immaterial impact on the Company’s financial position and results of operations. Effective with the sale of Cutwater, MBIA has no business activities within its advisory services segment.

The liquidation of the Conduit segment was completed in the second quarter of 2014, as the remaining outstanding medium-term notes of Meridian Funding Corporation were retired and Meridian was dissolved.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Tuesday, March 3, 2015 at 8:00 AM (EST) to discuss its fourth quarter and full year 2014 financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 81928385. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the call will be available approximately two hours after the completion of the call on March 3 until 11:59 p.m. on March 17 by dialing (800) 585-8367 in the U.S. or (404) 537-3406 from outside the U.S. The replay call code is also 81928385. In addition, a recording of the call will be available on the Company's website approximately two hours after the completion of the call.

Forward-Looking Statements

The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “project,” “plan,” “expect,” “intend,” “will likely result,” “looking forward” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other risks and uncertainties, the possibility that the Company will experience increased credit losses or impairments on public finance obligations we insure issued by state, local and territorial governments and finance authorities that are experiencing fiscal stress, the possibility that MBIA Corp. will have inadequate liquidity to pay expected claims as a result of increased losses on certain structured finance transactions, in particular residential mortgage-backed securities transactions that include a substantial number of ineligible mortgage loans, or a delay or failure in collecting expected recoveries, the possibility that loss reserve estimates are not adequate to cover potential claims, a disruption in the cash flow from our subsidiaries or an inability to access capital and our exposure to significant fluctuations in liquidity and asset values within the global credit markets as a result of collateral posting requirements, our ability to fully implement our strategic plan, including our ability to maintain high stable ratings for National and generate investor demand for our financial guarantees, deterioration in the economic environment and financial markets in the United States or abroad, and adverse developments in European sovereign credit performance, real estate market performance, credit spreads, interest rates and foreign currency levels, the effects of governmental regulation, including insurance laws, securities laws, tax laws, legal precedents and accounting rules; and uncertainties that have not been identified at this time. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying the Company’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which may be updated or amended in the Company’s subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. The Company undertakes no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Purchase, New York is a holding company whose subsidiaries provide financial guarantee insurance for the public and structured finance markets. Please visit MBIA's website at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why the Company believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Book Value: Adjusted Book Value (“ABV”), a non-GAAP measure, is used by the Company to supplement its analysis of GAAP book value. The Company uses ABV as a measure of fundamental value and considers the change in ABV an important measure of periodic financial performance. ABV adjusts GAAP book value by removing the GAAP book value amounts for items that are not expected to impact shareholder value and to add in the impact of certain items which the Company believes will be realized in GAAP book value in future periods. The Company has limited such adjustments to those items that it deems to be important to fundamental value and performance and which the likelihood and amount can be reasonably estimated. ABV assumes no new business activity. The Company has presented ABV to allow investors and analysts to evaluate the Company using the same measure that MBIA’s management regularly uses to measure financial performance. ABV is not a substitute for and should not be viewed in isolation from GAAP book value.

ABV per share represents that amount of ABV allocated to each common share outstanding at the measurement date.

Claims-paying Resources (CPR): CPR is a key measure of the resources available to National and MBIA Corp. to pay claims under their respective insurance policies. CPR consists of total financial resources and reserves calculated on a statutory basis. CPR has been a common measure used by financial guarantee insurance companies to report and compare resources and continues to be used by MBIA’s management to evaluate changes in such resources. The Company has provided CPR to allow investors and analysts to evaluate National and MBIA Corp. using the same measure that MBIA’s management uses to evaluate their resources to pay claims under their respective insurance policies. There is no directly comparable GAAP measure.

Combined Operating Income: The sum of Operating Income of the U.S. public finance insurance (National) and corporate segments net of eliminations. See “Operating Income” definition.

Operating Income: Operating Income is a useful measurement of performance because it measures income from the Company’s core operating segments, unaffected by investment portfolio realized gains and losses, gains and losses on financial instruments at fair value and foreign exchange, and realized gains and losses on extinguishment of debt. Operating Income also excludes net income of the Company’s non-core operating segments. The Company’s non-core segments include the activities of its international and structured finance insurance, advisory services and conduit segments. Trends in the underlying profitability of the Company’s businesses can be more clearly identified without the fluctuating effects of the excluded items noted above. Operating Income is disclosed on an after-tax basis and adjustments to net income are typically tax-effected at 35% unless a specific adjustment, or component thereof, is not taxable. Operating Income as defined by the Company does not include all revenues and expenses required by GAAP. Operating Income is not a substitute for and should not be viewed in isolation from GAAP net income.

Operating Income per share represents that amount of Operating Income allocated to each fully diluted weighted-average common share outstanding for the measurement period.

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions except share and per share amounts)

		December 31, 2014		December 31, 2013
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $5,036 and $5,064)		$ 5,129		$4,987
Investments carried at fair value		207		204
Investments pledged as collateral, at fair value (amortized cost $441 and $483)		408		424
Short-term investments held as available-for-sale, at fair value (amortized cost $1,069 and $1,203)		1,069		1,204
Other investments (includes investments at fair value of $13 and $11)		17		16
Total investments		6,830		6,835

Cash and cash equivalents		729		1,161
Premiums receivable		875		1,051
Deferred acquisition costs		217		260
Insurance loss recoverable		533		694
Assets held for sale		802		29
Deferred income taxes, net		1,028		1,109
Other assets		229		222
Assets of consolidated variable interest entities:
Cash		53		97
Investments held-to-maturity, at amortized cost (fair value $2,632 and $2,651)		2,757		2,801
Investments held as available-for-sale, at fair value (amortized cost $0 and $136)		-		136
Fixed-maturity securities at fair value		421		587
Loans receivable at fair value		1,431		1,612
Loan repurchase commitments		379		359
Total assets		$ 16,284		$16,953

Liabilities and Equity
Liabilities:
Unearned premium revenue		$ 1,986		$2,441
Loss and loss adjustment expense reserves		506		641
Investment agreements		547		700
Medium-term notes (includes financial instruments carried at fair value of $197 and $203)		1,201		1,427
Long-term debt		1,810		1,702
Derivative liabilities		437		1,152
Liabilities held for sale		772		-
Other liabilities		271		294
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried at fair value of $2,047 and $2,356)		4,804		5,286
Derivative liabilities		-		11
Total liabilities		12,334		13,654

Equity:
Preferred stock, par value $1 per share; authorized shares--10,000,000; issued and outstanding--none		-		-
Common stock, par value $1 per share; authorized shares--400,000,000; issued shares--281,352,782
and 277,812,430		281		278
Additional paid-in capital		3,128		3,115
Retained earnings		2,858		2,289
Accumulated other comprehensive income (loss), net of tax of $7 and $54		21		(86)
Treasury stock, at cost--89,409,887 and 85,562,546 shares			(2,359)	(2,318)
Total shareholders' equity of MBIA Inc.		3,929		3,278
Preferred stock of subsidiary and noncontrolling interest		21		21
Total equity		3,950		3,299
Total liabilities and equity		$ 16,284		$16,953

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In millions except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

Revenues:
Premiums earned:
Scheduled premiums earned	$62	$68	$258	$304
Refunding premiums earned	42	41	139	153
Premiums earned (net of ceded premiums
of $3, $3, $12 and $10)	104	109	397	457
Net investment income	43	48	179	166
Fees and reimbursements	15	4	40	21
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured
derivatives	(27)	3	(444)	(1,545)
Unrealized gains (losses) on insured derivatives	40	215	903	1,777
Net change in fair value of insured derivatives	13	218	459	232
Net gains (losses) on financial instruments at fair value and
foreign exchange	15	7	78	69
Investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	(6)	-	(99)	-
Other-than-temporary impairments recognized in accumulated
other comprehensive income (loss)	5	-	84	-
Net investment losses related to other-than-temporary
impairments	(1)	-	(15)	-
Net gains (losses) on extinguishment of debt	-	11	3	60
Other net realized gains (losses)	(3)	-	28	(29)
Revenues of consolidated variable interest entities:
Net investment income	13	13	50	56
Net gains (losses) on financial instruments at fair value and
foreign exchange	16	47	50	175
Net gains (losses) on extinguishment of debt	-	1	4	1
Other net realized gains (losses)	-	-	(3)	1
Total revenues	215	458	1,270	1,209

Expenses:
Losses and loss adjustment	51	25	133	117
Amortization of deferred acquisition costs	13	10	44	46
Operating	54	58	195	338
Interest	52	57	210	236
Expenses of consolidated variable interest entities:
Operating	2	3	8	11
Interest	9	11	39	45
Total expenses	181	164	629	793
Income (loss) before income taxes	34	294	641	416
Provision (benefit) for income taxes	14	162	72	166
Net income (loss)	$20	$132	$569	$250

Net income (loss) per common share:
Basic	$0.10	$0.69	$2.94	$1.30
Diluted	$0.10	$0.68	$2.76	$1.29

Weighted average number of common shares outstanding:
Basic	187,242,789	188,938,224	188,171,503	189,071,011
Diluted	188,272,683	190,204,972	190,898,627	190,312,913

COMBINED
OPERATING INCOME (LOSS) RECONCILIATION(3)
(In millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Net income (loss)	$20	$132	$569	$250
Less: net income of Non-Core Segments, including eliminations	(13)	119	230	192
Less: after-tax adjustments:
Mark-to-market gains (losses) on financial instruments(1)	(19)	3	(15)	42
Foreign exchange gains (losses)(1)	23	3	62	(3)
Net gains (losses) on sales of investments(1)	2	(1)	28	15
Net investment losses related to OTTI	-	-	(10)	-
Net gains (losses) on extinguishment of debt	-	7	2	14
Tax valuation allowance on adjustments(2)	5	1	87	5
Operating income (loss)	$22	$-	$185	$(15)

U.S. PUBLIC FINANCE INSURANCE (NATIONAL)
OPERATING INCOME (LOSS) RECONCILIATION(3)
(In millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Net income (loss)	$63	$59	$222	$169
Less: after-tax adjustments:
Net gains (losses) on sales of investments(1)	2	(1)	11	18
Net investment losses related to OTTI	-	-	(10)	-
Tax valuation allowance on adjustments(2)	5	-	-	-
Operating income (loss)	$56	$60	$221	$151

CORPORATE
OPERATING INCOME (LOSS) RECONCILIATION(3)
(In millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Net income (loss)	$(30)	$(46)	$118	$(110)
Less: after-tax adjustments:
Mark-to-market gains (losses) on financial instruments(1)	(19)	3	(15)	42
Foreign exchange gains (losses)(1)	23	3	62	(3)
Net gains (losses) on sales of investments(1)	-	-	17	(3)
Net gains (losses) on extinguishment of debt	-	7	2	14
Tax valuation allowance on adjustments(2)	-	1	87	5
Operating income (loss)	$(34)	$(60)	$(35)	$(165)

(1)	Gross amounts are reported within "Net gains (losses) on financial instruments at fair value and foreign exchange" and the corresponding
	tax effects are reported within "Provision (benefit) for income taxes" on the Company's consolidated statements of operations.
(2)	Reported within "Provision (benefit) for income taxes" on the Company's consolidated statements of operations.
(3)	A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.

MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share: (4)

As of December 31, 2014
2014	2013
Reported Book Value per Share	$20.47	$17.05

Reverse book value of Non-Core Segments (after-tax) (1)	1.16	2.45

Reverse net unrealized (gains) losses included in other comprehensive income (after-tax)	(0.15)	0.40

Add net unearned premium revenue (after-tax) (2) (3)	3.39	4.15

Adjusted Book Value per Share	$24.87	$24.05

(1)	The book value for Non-Core Segments, primarily the international and structured finance insurance segment, does not provide significant economic or shareholder value to MBIA Inc. Amounts are net of any deferred taxes available to MBIA Inc.
(2)	Consists of financial guarantee premiums, net of deferred acquisition costs.
(3)	The discount rate on financial guarantee installment premiums was the risk-free rate as defined by the accounting principles for financial guarantee insurance contracts.
(4)	A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
(Dollars in millions)

National Public Finance Guarantee Corporation

December 31, 2014	December 31, 2013
Policyholders' surplus	$2,190	$2,086
Contingency reserves	1,076	1,172
Statutory capital	3,266	3,258

Unearned premium reserve	1,375	1,678
Present value of installment premiums (1)	216	226
Premium resources (2)	1,591	1,904

Net loss and loss adjustment expense reserves (1)	(13)	(87)
Salvage reserves	106	177
Gross loss and loss adjustment expense reserves	93	90
Total claims-paying resources	$4,950	$5,252

Net debt service outstanding	$352,033	$435,194

Capital ratio (3)	108:1	134:1

Claims-paying ratio (4)	80:1	95:1

MBIA Insurance Corporation (5)
December 31, 2014	December 31, 2013
Policyholders’ surplus	$542	$403
Contingency reserves	317	422
Statutory capital	859	825

Unearned premium reserve	434	535
Present value of installment premiums (6)	662	850
Premium resources (2)	1,096	1,385

Net loss and loss adjustment expense reserves (6)	(237)	103
Salvage reserves	938	1,148
Gross loss and loss adjustment expense reserves	701	1,251
Total claims-paying resources	$2,656	$3,461

Net debt service outstanding	$74,645	$106,385

Capital ratio (3)	87:1	129:1

Claims-paying ratio (4)	33:1	36:1

(1)	At December 31, 2014 and December 31, 2013 the discount rates were 2.90% and 3.14%, respectively.
(2)	The amounts consist of financial guarantee premiums and insured derivative premiums.
(3)	Net debt service outstanding divided by statutory capital.
(4)	Net debt service outstanding divided by the sum of statutory capital, unearned premium reserve (after-tax), present value of installment premiums (after-tax), net loss and loss adjustment expense reserves and salvage reserves.
(5)	The table reflects MBIA Insurance Corporation including its subsidiary MBIA UK Limited.
(6)	At December 31, 2014 and December 31, 2013 the discount rates were 5.17% and 5.09%, respectively.

CONTACT:
MBIA Inc.
Media
Kevin Brown, +1-914-765-3648
or
Investor Relations:
Greg Diamond, +1-914-765-3190